As filed with the Securities and Exchange Commission on November 9, 2018

Registration No. 333-195784

Registration No. 333-212008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-195784

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-212008

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

K2M Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2977810
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Hope Parkway, SE, Leesburg, Virginia	20175
(Address of principal executive offices)	(Zip Code)

K2M Group Holdings, Inc. 2014 Omnibus Incentive Plan

K2M Group Holdings, Inc. 2014 Employee Stock Purchase Plan

K2M Group Holdings, Inc. 2010 Equity Award Plan

K2M Group Holdings, Inc. 2016 Omnibus Incentive Plan

(Full title of plans)

Eric. D. Major

President

751 Miller Drive SE

Leesburg, Virginia 20175

Telephone: (703) 777-3155

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ”“smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by K2M Group Holdings, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 previously filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-195784), filed with the SEC on May 7, 2014 pertaining to the registration of (i) 1,650,289 shares of common stock, $0.001 par value per share, approved for issuance under the K2M Group Holdings, Inc. 2014 Omnibus Incentive Plan, (ii) 441,523 shares of common stock, $0.001 par value per share, approved for issuance under the K2M Group Holdings, Inc. 2014 Employee Stock Purchase Plan; and (iii) 3,817,155 shares of common stock, $0.001 par value per share, underlying stock option awards outstanding under the K2M Group Holdings, Inc. 2010 Equity Award Plan; and

•

Registration Statement on Form S-8 (No. 333-212008), filed with the SEC on June 14, 2016, pertaining to the registration of 2,000,000 shares of common stock, $0.001 par value per share, approved for issuance pursuant to the K2M Group Holdings, Inc. 2016 Omnibus Incentive Plan.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Company pursuant to the above-referenced Registration Statements.

On November 9, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of August 29, 2018, by and among the Company, Stryker Corporation, a Michigan corporation (“Parent”), and Austin Merger Sub Corp., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and as a wholly owned direct or indirect subsidiary of Parent. As a result of the Merger, all offers and sales of the Company’s securities pursuant to each of the Registration Statements have been terminated.

In accordance with undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered under such Registration Statements for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Leesburg, state of Virginia, on this 9th day of November, 2018.

K2M GROUP HOLDINGS, INC.

By:	/s/ Eric D. Major
Name:	Eric D. Major
Title:	President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.